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                                                                    EXHIBIT 12-B

                      FORD MOTOR COMPANY AND SUBSIDIARIES

         CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                                 (IN MILLIONS)

                                                       FOR THE YEARS ENDED DECEMBER 31
                                           -------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                           -------     -------     -------     ------      -------
EARNINGS
  Income/(Loss) before income taxes and
     cumulative effects of changes in
     accounting principles...............  $ 6,705     $ 8,789     $ 4,003     $ (127)     $(2,587)
  Equity in net loss/(income) of
     affiliates plus dividends from
     affiliates..........................      179        (182)        (98)        26           69
  Adjusted fixed charges(a)..............   10,556       8,122       7,648      8,113        9,360
                                           -------     -------     -------     ------      -------
     Earnings............................  $17,440     $16,729     $11,553     $8,012      $ 6,842
                                           =======     =======     =======     ======      =======
COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS
  Interest expense(b)....................  $10,121     $ 7,787     $ 7,351     $7,987      $ 9,326
  Interest portion of rental
     expense(c)..........................      396         265         266        185          124
  Preferred stock dividend requirements
     of majority owned subsidiaries(d)...      199         160         115         77           56
                                           -------     -------     -------     ------      -------
     Fixed charges.......................   10,716       8,212       7,732      8,249        9,506
Ford preferred stock dividend
  requirements(e)........................      459         472         442        317           26
                                           -------     -------     -------     ------      -------
  Total combined fixed charges and
     preferred stock dividends...........  $11,175     $ 8,684     $ 8,174     $8,566      $ 9,532
                                           =======     =======     =======     ======      =======
RATIOS
  Ratio of earnings to fixed charges.....      1.6         2.0         1.5         (f)          (g)
  Ratio of earnings to combined fixed
     charges and preferred stock
     dividends...........................      1.6         1.9         1.4         (h)          (i)

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(a) Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period and preferred stock dividend requirements of majority owned subsidiaries and trusts.

(b) Includes interest, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness.

(c) One-third of all rental expense is deemed to be interest.

(d) Preferred stock dividend requirements of Ford Holdings, Inc., increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.

(e) Preferred stock dividend requirements of Ford Motor Company, increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements based on Ford's effective income tax rates for all periods except 1992. The U.S. statutory rate of 34% was used for 1992.

(f) Earnings inadequate to cover fixed charges by $237 million.

(g) Earnings inadequate to cover fixed charges by $2,664 million.

(h) Earnings inadequate to cover combined fixed charges and preferred stock dividends by $554 million.

(i) Earnings inadequate to cover combined fixed charges and preferred stock dividends by $2,690 million.